Exhibit 10.1
AMENDED AND RESTATED SHAREHOLDER AGREEMENT
     This Amended and Restated Shareholder Agreement dated February 16, 2007 (this “Agreement”), is by and between GenCorp Inc., an Ohio corporation (the “Company”), and Steel Partners II, L.P., a Delaware limited partnership (“Steel”), for itself and its Affiliates (collectively, “Shareholder”).
RECITALS
     A. The Company and Shareholder are parties to that certain Shareholder Agreement dated February 15, 2005 which provided for, among other things, a representative of Shareholder to be present at all meetings of the Company’s Board of Directors until February 15, 2007 (the “Original Agreement”).
     B. The Company and Shareholder desire to amend and restate the Original Agreement to, among other things, extend the Shareholder’s Board observer rights in light of additional corporate governance changes effected by the Company.
     C. As of the date of this Agreement, Shareholder Beneficially Owns 4,489,002 shares (the “Owned Shares”) of Common Stock, par value $0.10 per share, of the Company (the “Common Shares”).
     NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Shareholder hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1 Certain Definitions. In addition to any other terms defined in this Agreement, for purposes of this Agreement, the following terms have the following meanings when used herein with the initial capital letters:
          (a) “Affiliate” has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.
          (b) “Associate” has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.
          (c) “Beneficial Owner” and “Beneficially Own” are defined in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act, and a Person will also be deemed to be the Beneficial Owner of, and to Beneficially Own, Common Shares that such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.
          (d) “Board” means the Directors of the Company in their capacity as such.

          (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          (f) “Holding Period” means the period beginning on the date of this Agreement and ending on February 16, 2008.
          (g) “Holding Period Meeting” means any meeting of the shareholders of the Company at which directors are to be elected that is held during the Holding Period.
          (h) “Observer” means Warren G. Lichtenstein or Jack L. Howard or if either Messrs. Lichtenstein or Howard ceases to serve as an Observer or to be affiliated with the general partner of Steel (the “Steel GP”) for any reason, any senior executive of the Steel GP designated by Shareholder and reasonably acceptable to the Company after consultation with the Nominating Committee.
          (i) “Person” has the meaning given to such term in Section 3(a)(9) of the Exchange Act, as supplemented by the rules and regulations thereunder.
          (j) “2007 Annual Meeting” means the annual meeting of the Company’s shareholders to be held during the 2007 calendar year.
          (k) “2008 Annual Meeting” means the annual meeting of the Company’s shareholders to be held during the 2008 calendar year.
SECTION 2. OBSERVER RIGHTS; GOVERNANCE; VOTING
     2.1 Observer. (a) During the Holding Period, the Observer will (1) receive copies of all notices and written information furnished to the Board at substantially the same time they are so furnished, (2) be permitted to be present at all meetings of the Board (whether by phone or in person), subject to the Chairman of the Board’s (the “Chairman”) right to exclude the Observer from being present at any executive session of the Board, any session in which the chief executive officer is excused and at any session during which matters that the Chairman determines in good faith that Shareholder has an interest that is in addition to or different from the interests of the Company’s shareholders generally, and (3) be reimbursed for all out-of-pocket expenses incurred in attending any such meeting on the same basis as the Directors of the Company, but not be entitled to Directors’ fees or other compensation in connection therewith.
          (b) Shareholder (1) acknowledges that the U.S. securities laws prohibit any person who has access to material nonpublic information from trading while in possession of such information or providing that information to others in certain circumstances, and agrees to comply with these requirements, and (2) will maintain in strict confidence all nonpublic information it receives whether by virtue of this Section 2.1 or otherwise; provided, however, that nothing in this clause (2) will prohibit Shareholder from disclosing any such information to its attorneys, accountants or financial or other advisors in connection with its assessment of its investment in the

Company. Shareholder will cause all such Persons to maintain the confidentiality of information as if they were direct parties hereto and be responsible for any failure by any such Person to do so.
     2.2 Voting. At any Holding Period Meeting (including at the 2007 Annual Meeting, but not the 2008 Annual Meeting), Shareholder shall take such action as may be required so that all Common Shares Beneficially Owned by Shareholder as of the record date for such meeting are voted for the election of the slate of nominees for election to the Board selected by a majority of the directors. On all other matters, Shareholder may vote in its sole discretion as it determines.
     2.3 Quorum. A representative or representatives of Shareholder will be present, in person or by proxy, at any meeting of shareholders of the Company during the Holding Period so that all Common Shares Beneficially Owned by Shareholder may be counted for the purpose of determining the existence of a quorum at such meeting.
SECTION 3. AGREEMENTS REGARDING VOTING AND SECURITIES
     During the Holding Period, other than in connection with the 2008 Annual Meeting:
     3.1 Proxy Solicitations. Subject to Section 3.4, Shareholder shall not (and shall not encourage or assist any other Person to), directly or indirectly, solicit proxies or initiate, propose or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company).
     3.2 Group Participation. Subject to Section 3.4, Shareholder shall not (and shall not assist or encourage any other Person to) form, join or in any way participate in a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company with respect to any matter covered in Section 3.1 hereof.
     3.3 Shareholder Meetings. Subject to Section 3.4, Shareholder shall not, directly or indirectly, (or assist or encourage any other Person to,) call or seek to call any special meeting of the Shareholders of the Company for the purpose of the election or of the removal of directors of the Company.
     3.4 Permitted Activity. Nothing contained in this Agreement shall limit Shareholder from taking any of the actions otherwise prohibited in Section 3.1 of this Agreement in connection with any meeting of shareholders of the Company, other than the election of directors at a Holding Period Meeting, including, without limitation, submitting business proposals, requesting a shareholder list and related information, or taking any other action related to the solicitation of proxies or written consents or making any public filings or announcements in furtherance thereof. For the avoidance of doubt, nothing in this Agreement prohibits Shareholder from nominating directors to be voted on at a shareholders meeting of the Company that is to be held after the expiration of the Holding Period. The Company agrees that the 2008 Annual Meeting will be held no earlier than end of the Holding Period.
     3.5 Other Requirements. For the avoidance of doubt, the covenants in this Agreement, including without limitation this Section 3, are not intended to be and will not be interpreted as being an approval by the Board of any acquisition of stock by Steel Partners or its Affiliates for purposes of any provision of Ohio law.
SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Shareholder as follows:
     4.1 Corporate Existence of, and Due Authorization and Execution by, the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     4.2 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with, or result in any violation of or default under, any provision of the Amended Articles of Incorporation or Amended Code of Regulations of the Company.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
     Shareholder represents and warrants to the Company as follows:
     5.1 Existence of, and Due Authorization and Execution by, Shareholder. Shareholder is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of Shareholder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.
     5.2 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with, or result in any violation of or default under, any provision of any partnership agreement or other constituent documents of Shareholder or of any agreement or instrument binding upon Shareholder.

     5.3 Beneficial Ownership of Common Shares. As of the date of this Agreement, (a) Shareholder Beneficially Owns the Owned Shares and no other securities of the Company, and (b) to the actual knowledge of Shareholder, no Affiliate of Shareholder Beneficially Owns any securities of the Company other than the Owned Shares.
SECTION 6. MISCELLANEOUS
     6.1 Specific Enforcement. The parties acknowledge that the Company would be irreparably damaged in the event any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the Company may be entitled, at law or in equity.
     6.2 Modification; Waiver. (a) This Agreement may be modified in any manner and at any time by written instrument executed by the parties and (b) any of the terms, covenants and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition.
     6.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and will be delivered by electronic mail or facsimile transmission:
(a)	if to the Company, to:
GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670
Facsimile: (916) 351-8665
Attention: Mark A. Whitney, Senior Vice President, General
Counsel and Secretary
Email: mark.whitney@gencorp.com
with a copy to:
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022-4675
Facsimile: (212) 446-4900
Attention: Stephen Fraidin, Esq.
Email: sfraidin@kirkland.com

if to Shareholder, to:
Steel Partners II, L.P.
590 Madison Avenue
32nd Floor
New York, New York 10022
Facsimile: (212) 520-2321
Attention: Warren G. Lichtenstein
Email: warren@steelpartners.com
with a copy to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Facsimile: (212) 451-2222
Attention: Steven Wolosky, Esq.
Email: swolosky@olshanlaw.com
(b)	or, in each case, at such other address or to such other Person as may be specified in writing to the other party.
     6.4 Parties in Interest; Assignment. This Agreement and all the provisions hereof are binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party. Nothing in this Agreement, whether expressed or implied, may be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement.
     6.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will constitute one and the same instrument.
     6.6 Headings; References. The section headings of this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provisions hereof. Unless otherwise specified, references to “Sections” are to Sections of this Agreement.
     6.7 Governing Law, Etc. This Agreement is governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed therein, without regard to the conflict of laws principles. Each party submits to exclusive jurisdiction and venue of federal or state courts in New York, New York and agrees not to institute litigation in any other forums in respect of the interpretation or enforcement of this Agreement (except for proceedings to obtain enforcement of an order of a New York, New York federal or state court).

     6.8 Severability. If one or more of the provisions of this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect.
     6.9 No Press Release. During the Holding Period, Shareholder shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement without the prior written consent of the Company; provided, however, that Shareholder may file an amendment to its Schedule 13D or other filing required by applicable securities law or the rules of any stock exchange disclosing the terms of this Agreement and including the Agreement as an exhibit thereto without the prior written consent of the Company.
     6.10 Survival. The provisions of Section 2.1(b) will survive the termination of this Agreement and/or the expiration of the Holding Period.
     6.11 Expenses. All expenses incurred by or on behalf of the parties hereto, including, without limitation, all fees and expenses of agents, representatives, and counsel employed by the parties hereto in connection with the preparation of this Agreement, shall be borne solely by the party who shall have incurred such expenses, and the other party shall have no liability in respect thereof.
     6.12 Original Agreement. The Original Agreement is null and void and superseded and replaced in its entirety by this Agreement.
[Signatures on following page]

IN WITNESS WHEREOF, each party has caused its respective duly authorized representative to execute this Amended and Restated Shareholder Agreement as of the date first above written.

GENCORP INC.

By:	/s/ Mark A. Whitney

Its:	Senior Vice President, Law

STEEL PARTNERS II, L.P.

By:	Steel Partners, L.L.C., its General Partner

By:	/s/ Warren G. Lichtenstein

Warren G. Lichtenstein, Managing Member